Exhibit 10.1

MEGA MATRIX INC.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of June 27, 2025, by and between Mega Matrix Inc., a Cayman Islands company of 89 Nexus Way Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”), and Yaman Demir, an individual of Huzur mahallesi Azerbaycan caddesi İstanbul Skayland Sarıyer-İstanbul (“Executive Director”).

I. SERVICES

1.1 Board of Directors. Executive Director, as a director to the company, agrees to perform such tasks as may be necessary to fulfill Executive Director’s obligations so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Company’s Second Amended and Restated Memorandum of Association and Articles of Association of Mega Matrix Inc. (the “Charter”) and any necessary approval by the Company’s shareholders and/or Board, and until such time as he resigns, fails to stand for election, fails to be elected by the shareholders of the Company or is removed from his position. Executive Director may at any time and for any reason resign or be removed from such position consistent with the Charter (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement with respect to the Executive Director.

1.2 Director Services. The Executive Director shall provide the following Services (“Director Services”)， including setting the Company’s strategic direction, driving long-term growth, and ensuring alignment between business objectives and stakeholder interests, as further described below:

(a) During the term of services as a director of the Company (“Directorship Term”), the Executive Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b) The Executive Director will use his best efforts to promote the interests of the Company. The Executive Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company. At such time as the Board receives such notification, the Board may require the resignation of the Executive Director if it determines that such business activity does in fact materially interfere with the performance of the Executive Director’s duties, services and responsibilities hereunder.

1.3 Term. The term of this Agreement is equal to the Executive Director’s term of office as a director of the Company and will, as applicable, automatically extend for the duration of Executive Director’s reappointment. This Agreement will terminate with immediate effect and without any prior (written) notice being required, on the date you cease to be a director of the Company. Such termination is regardless of whether the cessation of Executive Director’s membership is due to non-reappointment, Executive Director’s own resignation, or a resolution to that effect by the Company’s general meeting.

II. COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Executive Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Executive Director Services rendered by Executive Director.

2.2 Fees to Director. During the Directorship Term, the Company agrees to pay Executive Director a fee of US$5,000 per month, subject to adjustment by the Board as applicable from time to time. The Company may withhold from any payments made under this Agreement, including payments made hereunder, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

2.3 Stock Options and Awards. Executive Director may be granted options and other awards from time to time, as per the discretion of the compensation committee of Company and/or the Board.

2.4 Director and Officer Liability Insurance. The Company will use its best efforts to maintain a customary director and officer liability insurance policy for all Board members and such policy will cover Executive Director to the same extent as other directors and officers covered under the policy.

III. CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, Executive Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Executive Director outside of this relationship (the “Confidential Information”).

3.2 Nondisclosure and Nonuse Obligations. Executive Director will use the Confidential Information solely to perform his obligations for the benefit of the Company hereunder. Executive Director will treat all Confidential Information of the Company with the same degree of care as Executive Director treats his own Confidential Information, and Executive Director will use his best efforts to protect the Confidential Information. Executive Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Executive Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information.

3.3 Return of Company Property. All materials furnished to Executive Director by the Company, whether delivered to Executive Director by the Company or made by Executive Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Executive Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Executive Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Executive Director agrees to certify in writing that Executive Director has so returned or destroyed all such Company Property.

3.4 Insider Trading and Clawback Policy. Executive Director acknowledges that he has received and executed the Company’s Insider Trading and Clawback Policy .

IV. COVENANTS OF DIRECTOR

4.1 No Conflict of Interest. During the term of this Agreement, Executive Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Executive Director may continue Executive Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Executive Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Executive Director’s obligations to Current Affiliations. Executive Director represents that nothing in this Agreement conflicts with Executive Director’s obligations to Current Affiliations. A business shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s business.

4.2 Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the expiration or termination of this Agreement, Executive Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Executive Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his, her or its employment, contractual or other relationship with the Company.

V. MISCELLANEOUS

5.1 Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5.2 Remedies. The Executive Director agrees that any breach of the terms of this Articles III and IV would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive Director and/or any and all entities acting for and/or with the Executive Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Executive Director. The Executive Director acknowledges that the Company would not have entered into this Agreement had the Executive Director not agreed to the provisions of this Section 6.2.

5.3 Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

5.4 No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

5.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

5.6 Governing Law. This Agreement shall be governed in all respects by the laws of the Cayman Islands, without regard to conflicts of law principles thereof.

5.7 Severability. Should any provisions of this Agreement be held by a court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

5.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Executive Director for the Company.

6.8 Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Executive Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Mega Matrix Inc.
Address:
Level 21, 88 Market Street CapitaSpring Singapore 048948dd

	By:	/s/ Yucheng Hu
	Name:	Yucheng Hu
	Title:	Chief Executive Officer

Executive Director:
Address:	Huzur mahallesi Azerbaycan caddesi İstanbul Skayland Sarıyer-İstanbul

	By:	/s/ Yaman Demir
	Name:	Yaman Demir

Exhibit A

Director’s Current Affiliations